Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between DiscLive, Inc., a Delaware corporation (the “Company”), and Zach Bair (“Employee”), upon the following terms and conditions:
     1. Employment. For the three (3) year period commencing on March 1, 2006 (the “Effective Date”) and terminating on February 28, 2009 (the “Term”), the Company shall retain the services of Employee as President and Chief Executive Officer to perform such duties and services as may be assigned to him by the Chairman of the Board of Directors of the Company, including, without limitation, those duties set forth in Paragraph 6 hereof.
     2. Acceptance by Employee. Employee hereby accepts his engagement by the Company to serve as President and Chief Executive Officer of the Company, as provided in Paragraph 1 above, and agrees to perform the duties of such position in accordance with the terms of this Agreement.
     3. Compensation. As full and complete compensation for the services to be rendered to the Company by Employee hereunder, the Company shall pay to Employee a salary at the following annual rates during the Term: (A) for the first full 12-month period of the Term commencing on the Effective Date during which Employee serves as President and Chief Executive Officer (March 1, 2006 through February 28, 2007), the annual base salary of Employee shall be $102,000; (B) for the second full 12-month period of the Term during which Employee serves as President and Chief Executive Officer (March 1, 2007 through February 29, 2008), the annual base salary of Employee shall be $107,100; and (C) for the third full 12-month period of the Term during which Employee serves as President and Chief Executive Officer (March 1, 2008 through February 28, 2009), the annual base salary of Employee shall be $112,455. All salary shall be payable by the Company to Employee on a current basis as services are rendered in accordance with regular payroll practices of the Company. The first payment hereunder shall be made on March 15, 2006.

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     4. Benefits. During the Term, Employee will be entitled to participate in any benefit plan that is commonly made available to employees at all other companies that are affiliated with the Company, subject to the limitations, restrictions and terms of said policies.
     5. General Expenses and Other Benefits.
          A. The Company shall reimburse Employee during the Term for all appropriately documented expenses reasonably incurred by him in the performance of his duties for the Company hereunder that are approved in advance by the Chairman of the Board of Directors of the Company.
          B. Employee shall be entitled to vacation time as is customarily made available to the Company’s executive employees. Employee’s vacation shall be determined at such times as shall be reasonably agreed upon by Employee and the Chairman the Board of Directors of the Company.
     6. Responsibilities and Duties; Promotional Activities.
          A. During the Term, Employee shall devote substantially all of his time, attention, skills and energy (vacation time and absence for sickness or similar disability excepted) to the business and affairs of the Company. He shall function as President and Chief Executive Officer and shall, on a first priority basis, perform any and all Company-related duties as may be assigned to him from time to time by the Chairman of the Board of Directors of the Company.
          B. Employee shall not, to the detriment of the Company or in conflict or in competition with the Company or its personnel, make public appearances, participate in radio or television programs, write or sponsor newspaper or magazine articles, or sponsor commercial products or services.

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     7. Representations and Warranties. Employee hereby represents, warrants and agrees that:
          A. Employee has extraordinary and unique skill and ability and his exclusive services rendered to the Company hereunder cannot be replaced or the loss thereof adequately compensated in money damages. Any breach by Employee of this Agreement will cause irreparable injury to the Company. Therefore, it is agreed that in the event Employee in any manner breaches, or threatens to breach, this Agreement, the Company, in addition to any other remedies that may be available to it, shall have the right to obtain without the necessity of posting any bond, from any court having jurisdiction, such equitable relief as may be appropriate, including, without limitation, a decree enjoining Employee from any further such breach, or threatened breach, of this Agreement. The Employee further agrees that the seeking of such relief shall not be considered a waiver of the arbitration agreement contained in Paragraph 26B.
          B. Employee has the full right, title and authority to enter into this Agreement and perform his obligations hereunder.
          C. Employee has not granted, nor will he grant, any right, do any act or enter into any agreement or understanding whatsoever that may or will prevent, impair or hinder Employee’s full performance of his obligations hereunder.
          D. Employee shall not conduct himself in any manner whatsoever nor do any act, fail to do any act nor make any statement that may or will impair, impugn, denigrate, disparage, or reflect negatively upon the name, reputation or business interests of the Company, the owners of the Company or any officers, directors, employees, partners or affiliates of the Company or of direct or indirect owners of the Company.
     8. Exclusive Use of Talent and Duty of Loyalty. During the Term, Employee shall not perform, directly or indirectly, any duties or provide any consultative or related services for any other entity or person, nor, directly or indirectly, control or otherwise be involved in any

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business that is competitive with the Company. Employee agrees to exercise a duty of loyalty and fidelity to the Company during the Term.
     9. Termination.
          A. The Company shall have the right to terminate the employment of Employee under this Agreement for cause immediately upon written notice to Employee. For purposes of this Agreement, “cause” shall mean the occurrence of any of the following:
               (i) Employee’s failure to perform any of the duties, obligations or responsibilities contemplated by this Agreement;
               (ii) The death of Employee;
               (iii) The disability of Employee (meaning the physical or mental inability of Employee to perform the essential functions of his position, with or without reasonable accommodation as required by law, for a period of 90 consecutive days or 90 days in a 180 day period, as determined by a physician selected by the Company); provided, however, that termination of employment due to disability shall not occur until Employee has exhausted all leave entitlement, if any, under the Family and Medical Leave Act;
               (iv) Employee intentionally and knowingly uses or possesses illegal drugs at any time, or intentionally and knowingly abuses alcohol while in the course and scope of his employment with the Company or is impaired by alcohol while driving any vehicle; or
               (v) Employee’s conviction or pleading nolo contendere to any felony or misdemeanor, other than minor traffic violations or similar offenses.
Upon termination of Employee’s employment with the Company under this Paragraph 9A, the Term shall end, and the Company will have no obligation to provide or pay any compensation or

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other payments to Employee under this Agreement that would have otherwise accrued after such termination date.
          B. The Company may also terminate this Agreement upon written notice to Employee on account of any reason other than as provided in Paragraph 9A. Upon such termination of Employee’s employment with the Company under this Paragraph 9B, the Term shall end, and the Company shall have no obligation to provide or pay any compensation or other payments to Employee hereunder accruing after such termination date, except that such termination shall in no way affect Employee’s right to receive the lesser of (i) the aggregate of the sums payable pursuant to Paragraph 3 for the remaining term of this Agreement in the amounts and at the times called for by such paragraph and (ii) a sum equal to the Employee’s then current annual compensation under Paragraph 3 payable in accordance with the regular payroll practices of the Company over a period of one year following the date of termination of this Agreement, in each case subject to the offset provisions of Paragraph 10 below This provision shall survive such termination.
     10. Right of Offset. In the event the Company shall terminate this Agreement other than for cause, as defined by this Agreement, the Company shall be entitled to offset any remaining salary due to Employee pursuant to Paragraph 9B hereof against any compensation received by Employee during the period the Company is required to continue payments to Employee hereunder. In the event the Company shall determine that the compensation received by Employee for such subsequent employment is below a rate reasonable for such employment, the Company shall instead be entitled to offset compensation still owing to Employee against such reasonable rate. This provision shall survive such termination.
     11. Confidential Information.
          A. Company Information. Employee hereby covenants and agrees at all times during the Term and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company’s Board of Directors, any of the Company’s Confidential

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Information (as defined herein). Employee hereby understands and acknowledges that “Confidential Information” means any and all information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, the Company’s customers on whom Employee called or with whom Employee became acquainted during the Term), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Employee further understands that Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of Employee or of others who were under confidentiality obligations as to the item or items involved. Further, Employee shall not write, or supply information to others for the purpose of writing, any books, periodicals or other publications (including fictional accounts) concerning any current or former employer, partner or indirect or direct owner of the Company or communicate with reporters or other members of the media concerning any such persons or any such Confidential Information. Employee acknowledges and agrees that any and all information and reports obtained or produced by Employee in the performance of his duties and responsibilities hereunder shall at all times remain the confidential property of the Company. This provision shall survive the termination or expiration of this Agreement.
          B. Third Party Information. Employee recognizes that the Company has received, and in the future will receive, from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee hereby agrees to hold all such confidential or proprietary information in the strictest confidence, and not to disclose it to any person, firm or corporation or to use it, except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

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     12. Inventions.
          A. Inventions Retained and Licensed. Employee has attached hereto as Exhibit A a list describing all inventions, original works of authorship, developments, improvements and trade secrets that (i) were made by Employee prior to the Effective Date, (ii) belong to Employee, (iii) relate to the Company’s proposed business, products or research and development and (iv) are not assigned to the Company hereunder (collectively, “Prior Inventions”); or, if no such list is attached, Employee represents and warrants to the Company that there are no such Prior Inventions. Employee hereby agrees that he will not incorporate, or permit to be incorporated, any Prior Invention owned by Employee or in which Employee has an interest into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or service a Prior Invention owned by Employee or in which Employee has an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or service, and to practice any method related thereto.
          B. Assignment of Inventions. Employee hereby covenants and agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Employee’s right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may, solely or jointly, conceive or develop or reduce to practice, or has or cause to be conceived or developed or reduced to practice, prior to or during the period of time Employee is in the employ of the Company (collectively, “Inventions”). Employee further acknowledges and understands that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee hereby understands and agrees that the decision whether or not

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to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.
          C. Inventions Assigned to the United States. Employee hereby covenants and agrees to assign to the United States government all Employee’s right, title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
          D. Maintenance of Records. Employee hereby agrees to keep and maintain adequate and current written records of all Inventions during the term of Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to the Company and remain the Company’s sole property at all times.
          E. Patent and Copyright Registrations. Employee hereby covenants and agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee hereby further agrees that Employee’s obligation to execute, or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and

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appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.
     13. Solicitation of Employees. Employee hereby agrees that for a period of two (2) years immediately following the termination of Employee’s relationship with the Company for any reason (whether with or without cause, at the option either of the Company or Employee, with or without notice), Employee will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or contractors to terminate their relationship with the Company, or hire or take away such employees or contractors, or attempt to solicit, induce, recruit, encourage, hire or take away employees or contractors of the Company, either for himself or for any other person or entity.
     14. Interference. Employee hereby agrees that during the course of Employee’s employment and for a period of two (2) years immediately following the termination of Employee’s relationship with the Company for any reason (whether with or without cause, at the option either of the Company or Employee, with or without notice), Employee will not, either directly or indirectly, interfere with the Company’s relationships with any of its customers or clients whom Employee served or whose names became known to Employee during the course of Employee’s employment (“Covered Clients or Customers”). This paragraph is geographically limited to any location or place of business where a Covered Client or Customer is present and available for solicitation at that time. Employee hereby acknowledges that he may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

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     15. Covenant Not to Compete.
          A. Employee hereby covenants and agrees that during the Term and for a period of two (2) years immediately following the termination of Employee’s relationship with the Company for any reason (whether with or without cause, at the option either of the Company or Employee, with or without notice), Employee will not without the Company’s prior written consent, either directly or indirectly, (i) serve in any capacity that could require Employee to use any of the Confidential Information, goodwill or training that Employee received or had access to during Employee’s employment with the Company, including, as an advisor, agent, supervisor, consultant, contractor, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company during the course of Employee’s employment with the Company (including any customer of the Company). The foregoing covenant shall cover Employee’s activities in every part of the Territory (as defined herein). “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), the Company either (1) derives at least five percent (5%) of its gross revenues from such geographic area prior to the date of the termination of Employee’s relationship with the Company or (2) has active plans for the introduction of such product or services in such geographic area within six (6) months of the date of the termination of Employee’s relationship with the Company. Employee stipulates that the foregoing is a reasonable geographic area because of the scope of the Company’s operations and Employee’s activities, and that this paragraph creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to Company and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. Further, Employee hereby agrees that Employee may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

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          B. Employee hereby understands and acknowledges that Employee’s fulfillment of the obligations contained in this Agreement, including, but not limited to, Employee’s obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Information and Employee’s obligation not to compete contained in Paragraph 15.A. above is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. Employee hereby further acknowledges the time, geographic and scope limitations of Employee’s obligations under Paragraph 15.A. above are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that Employee will not be precluded from gainful employment if Employee is obligated not to compete with the Company during the period and within the Territory as described above.
          C. The covenants contained in Paragraph 15.A. above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Paragraph 15.A. above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of Paragraph 15.A. above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.
     16. Returning Company Documents, etc. Employee hereby agrees that, at the time of leaving the employ of the Company, Employee will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained

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pursuant to Paragraph 12.D. above. In the event of the termination of Employee’s employment, Employee hereby agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit B.
     17. Survival of Covenants. Each of the provisions or restrictions set forth in Paragraphs 6B. 9B, 10, 11, 12, 13, 14, 15, 16, 19, 21 and 22 hereof shall survive the termination of Employee’s employment with Company. Further, the existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Company of such provisions or restrictions, and in the event an enforcement remedy is sought for Employee’s violation of any of those provisions or restrictions, the time periods provided for in such paragraphs, if any, shall be extended by one day for each day Employee failed to comply with the provision or restriction at issue.
     18. Standards. Employee shall comply with the Company’s policies for its employees as adopted from time to time and shall act at all times with due regard to public convention and morals, and shall refrain from engaging in conduct, committing any act or becoming involved in any situation or occurrence that will bring Employee into public disrepute, scandal, contempt or ridicule or which prejudices or is detrimental to the Company, its owners or employees.
     19. Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee hereby grants consent to notification by the Company to Employee’s new employer about Employee’s rights and obligations under this Agreement.
     20. Further Assurances; No Conflict. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to his employment by the Company. Employee has not entered into, and Employee agrees that Employee will not enter into, any oral or written agreement in conflict herewith.

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     21. Attorneys’ Fees. If either party hereto commences any action or proceeding in connection with or to enforce or interpret any term or provision of this Agreement, the prevailing party, as determined by the persons or persons who try the facts, shall be entitled to receive from the losing party such prevailing party’s reasonable and necessary attorneys’ fees and costs incurred in connection therewith.
     22. Limit of Liability. No liability or obligation of any sort to Employee shall exist until Employee gives the Company written notice of his claim and the Company fails to cure or remedy the claim within thirty (30) days of Employee’s written notice. Any such liability or obligation shall come solely from the assets of the Company, and no owner, partner, shareholder, officer, employee or director of the Company shall be individually or personally liable for any claim, liability or obligations arising under this Agreement or arising out of Employee’s employment. This provision shall survive the termination or expiration of this Agreement.
     23. Headings. Paragraph headings in this Agreement shall not affect in any way the meaning or interpretation of any provisions of this Agreement.
     24. Severability. The illegality, invalidity or unenforceability of a provision herein shall not affect the legality, validity or enforceability of any other provision herein.
     25. Notices. All notices or communications to either party hereunder shall be in writing and shall be deemed given when personally delivered, or when mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	DiscLive, Inc.
10488 Brockwood Road
Dallas, Texas 75238
Attn: Chairman

With Copy to (which shall not constitute notice):

Robert Hart
5424 Deloache Avenue
Dallas, Texas 75220

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If to Employee:	Zach Bair

     26. Applicable Law and Agreement to Arbitration.
          A. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HERETO HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN DALLAS, TEXAS FOR ANY LAWSUIT FILED ARISING FROM OR RELATING TO THIS AGREEMENT, SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF PARAGRAPH 26B BELOW.
          B. Except as otherwise expressly provided herein, the parties further agree that any and all disputes between the parties concerning this Agreement, the performance under this Agreement, or otherwise related to the parties’ relationship, shall be submitted to arbitration with JAMS/Endispute under short form submission or as otherwise agreed to between the parties, in Dallas County, Texas. The seeking of equitable relief from a court of law pending the institution of arbitration by either party, shall not be deemed or considered to be a waiver of the parties’ agreement to arbitrate their disputes.
     27. Assignment. This Agreement, and the rights, benefits and interests hereunder, may not be assigned, transferred or pledged by Employee in any way. The rights of the Company hereunder may be assigned to any entity that succeeds to substantially all of the operations of the Company through any asset or stock transfer, provided that any assignee agrees, in writing, to perform all of the Company’s obligations hereunder.
     28. Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to subject matter hereof and supersedes and replaces all prior and contemporaneous warranties, representations and agreements, whether written or oral, relating to the subject matter hereof and Employee is not relying on any such warranties, representations or

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agreements in executing this Agreement. This Agreement may not be amended or modified except by written agreement executed by Employee and the Company.
     29. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
     30. Voluntary and Informed Acts. Employee hereby acknowledges and agrees to each of the following items:
          A. Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else;
          B. Employee has carefully read this Agreement; Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand them; and
          C. Employee has had the opportunity to seek the advice of an attorney of his choice before signing this Agreement, and has either obtained such advice or does not wish to seek it.
SIGNATURE PAGE FOLLOWS

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the 7th day of March 2006, to be effective as of March 1, 2006.

EMPLOYEE	DISCLIVE, INC., a Delaware corporation

By:

Zach Bair	Name:	Paul Marin
	Title:	Vice President

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EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B
TERMINATION CERTIFICATION
     I certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to DiscLive, Inc., its parents, subsidiaries, affiliates, successors or assigns (together, the “Company”).
     I further certify that I have complied with all the terms of the Employment Agreement signed by me, including, but not limited to, the reporting of any Inventions or Other Inventions (as such terms are defined therein).
     I confirm and reaffirm my agreements, covenants, understandings and acknowledgements contained in the Employment Agreement.
Date:

(Employee’s Signature)

(Type/Print Employee’s Name)